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                                                         SEC FILE NUMBER


                                                          CUSIP NUMBER



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One):

 |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR

     For Period Ended: DECEMBER 31, 1997
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: __________________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

HEALTH PROFESSIONALS INC.
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Full Name of Registrant

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Former Name if Applicable

2601 EAST OAKLAND PARK BOULEVARD - SUITE 300
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Address of Principal Executive Office (Street and Number)

FT. LAUDERDALE, FL 33306
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  /X/   | (a) The reasons  described in  reasonable  detail in Part III of this
        |     without  unreasonable form could not be  eliminated effort or
        |     expense;
        |
  /X/   | (b) The subject annual report,  semi-annual  report,  transition
        |     report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or
        |     portion thereof, will be filed on or before the fifteenth calendar
        |     day following the  prescribed  due date;  or the calendar day
        |     following the prescribed due date; and subject  quarterly report
        |     of transition report on Form 10-Q, or portion thereof will be
        |     filed on or before  the  fifth calendar day following the
        |     prescribed due date; and
        |
  / /   | (c) The accountant's  statement or other exhibit required by Rule
        |     12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                                 (Attach Extra Sheets if Needed)

                                                                 SEC 1344 (6/94)
PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         GARY CEDENO                          (954)              766-2552
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            (Name)                          (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the

    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  |_| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |_| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                                            HEALTH PROFESSIONALS INC.
                                    --------------------------------------------
                                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: FEBRUARY 12, 1998              By /S/ GARY CEDENO
                                       -----------------------------------------
                                       CHIEF FINANCIAL OFFICER

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION -----------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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